File No. 70-8461
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                AMENDMENT NO. 14
                             (Post-Effective No. 11)
                                       TO
                                    FORM U-1
                           APPLICATION OR DECLARATION
                                      under
                 The Public Utility Holding Company Act of 1935

   ALABAMA POWER COMPANY                            GULF POWER COMPANY
   600 North 18th Street                           500 Bayfront Parkway
Birmingham, Alabama  35291                       Pensacola, Florida  32501

   GEORGIA POWER COMPANY                         MISSISSIPPI POWER COMPANY
 333 Piedmont Avenue, N.E.                            2992 West Beach
  Atlanta, Georgia  30308                      Gulfport, Mississippi  39501

                       SAVANNAH ELECTRIC AND POWER COMPANY
                               600 East Bay Street
                             Savannah, Georgia 31401

               (Name of company or companies filing this statement
                  and addresses of principal executive offices)

                              THE SOUTHERN COMPANY

 (Name of top registered holding company parent of each applicant or declarant)

 Art P. Beattie, Vice President,                  Warren E. Tate, Secretary
     Secretary and Treasurer                            and Treasurer
      Alabama Power Company                          Gulf Power Company
      600 North 18th Street                         500 Bayfront Parkway
   Birmingham, Alabama  35291                     Pensacola, Florida  32501

Judy M. Anderson, Vice President                 Michael W. Southern, Vice
     and Corporate Secretary                 President, Secretary and Treasurer
      Georgia Power Company                       Mississippi Power Company
    333 Piedmont Avenue, N.E.                          2992 West Beach
     Atlanta, Georgia  30308                    Gulfport, Mississippi  39501

                   Kirby R. Willis, Vice President, Treasurer
                           and Chief Financial Officer
                       Savannah Electric and Power Company
                               600 East Bay Street
                             Savannah, Georgia 31401

                   (Names and addresses of agents for service)

          The Commission is requested to mail signed copies of all orders, notices and communications to:

     W. L. Westbrook                              John D. McLanahan, Esq.
Financial Vice President                           Troutman Sanders LLP
  The Southern Company                          600 Peachtree Street, N.E.
270 Peachtree Street, NW                                Suite 5200
 Atlanta, Georgia  30303                       Atlanta, Georgia  30308-2216

ITEM 1.        DESCRIPTION OF PROPOSED TRANSACTIONS.

     The information added to Item 1 in Amendment 13 (Post-Effective No. 10) is hereby deleted and replaced with the following:

     By order dated December 15, 1994 (HCAR No. 26187) (the "December 1994 Order"), the Operating Companies were authorized to form separate special purpose subsidiaries. Each special purpose subsidiary would issue and sell preferred securities in one or more series from time to time through December 31, 1997. In the December 1994 Order, Georgia was authorized to issue
$100,000,000 of preferred securities and jurisdiction was reserved pending completion of the record over the issuance of preferred securities in the amount of $175,000,000 in the case of Alabama, $200,000,000 in the case of Georgia, $15,000,000 in the case of Gulf, $15,000,000 in the case of Mississippi and $10,000,000 in the case of Savannah.

     By order dated January 17, 1996 (HCAR No. 26452) (the "January 1996 Order"), Alabama was authorized to issue $97,000,000 of preferred securities and jurisdiction was reserved pending completion of the record over the issuance of preferred securities in the amount of $78,000,000 in the case of Alabama, $200,000,000 in the case of Georgia, $15,000,000 in the case of Gulf, $15,000,000 in the case of Mississippi and $10,000,000 in the case of Savannah.

     By post-effective amendment dated June 18, 1996, the Operating Affiliates requested that the authority to issued preferred securities be increased to $250,000,000 in the case of Alabama, $500,000,000 in the case of Georgia, $60,000,000 in the case of Gulf, $60,000,000 in the case of Mississippi and $35,000,000 in the case of Savannah. In the case of Alabama and Georgia, such amounts were in addition to the amounts authorized by the December 1994 Order and the January 1996 Order. The Operating Affiliates also requested that such authority be extended through December 31, 2001. Such request was noticed June 21, 1996 (HCAR 26535).

     By order dated August 26, 1996 (HCAR No. 26560) (the "August 1996 Order") Georgia completed the record and was authorized to issue $400,000,000 of preferred securities and the Operating Companies were authorized, pending completion of the record, to effect the sale of preferred securities in one or more series from time to time through December 31, 2001 in the amount of $250,000,000 in the case of Alabama, $100,000,000 in the case of Georgia, $60,000,000 in the case of Gulf, $60,000,000 in the case of Mississippi and $35,000,000 in the case of Savannah.

     By subsequent orders (HCAR 26644, dated January 14, 1997; HCAR 26657, dated January 29, 1997 and HCAR 26660, dated February 5, 1997) the record was completed and the sale of preferred securities was authorized as follows:
$250,000,000 for Alabama; $60,000,000 for Gulf; and $55,000,000 for Mississippi.

     Currently, the Commission has jurisdiction reserved regarding the issuance and sale of additional preferred securities in the amounts of $100,000,000 for Georgia, $5,000,000 for Mississippi and $35,000,000 for Savannah.

     The Operating Companies now request new or additional authority as follows:
$500,000,000  for  Alabama;  $400,000,000  for  Georgia;  $50,000,000  for Gulf;
$70,000,000 for Mississippi; and $5,000,000 for Savannah. The applicants request that such authority be in addition to amounts previously authorized in this proceeding and that the Commission reserve jurisdiction, pending completion of the record over the issuance and sale of preferred securities through December 31, 2005, as follows: $500,000,000 for Alabama; $500,000,000 for Georgia;
$50,000,000 for Gulf; $75,000,000 for Mississippi; and $40,000,000 for Savannah.

                                   SIGNATURES

         Pursuant to the requirements of the Public Utility Holding Company Act of 1935, the undersigned companies have duly caused this amendment to be signed on their behalf by the undersigned thereunto duly authorized.

Date: May 13, 1997                    ALABAMA POWER COMPANY


                                      By:/S/Wayne Boston
                                         Wayne Boston,  Assistant Secretary



                                      GEORGIA POWER COMPANY


                                      By:/S/Wayne Boston
                                         Wayne Boston,  Assistant Secretary


                                      GULF POWER COMPANY


                                      By:/S/Wayne Boston
                                         Wayne Boston,  Assistant Secretary


                                      MISSISSIPPI POWER COMPANY


                                      By:/S/Wayne Boston
                                         Wayne Boston,  Assistant Secretary


                                      SAVANNAH ELECTRIC AND POWER COMPANY


                                      By:/S/Wayne Boston
                                         Wayne Boston,  Assistant Secretary